EXHIBIT 12.4

THE TOLEDO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$42,691	$(5,142)	$19,930	$86,283	$76,220
Interest and other charges, before reduction for amounts capitalized	62,773	57,672	42,126	33,439	21,489
Provision for income taxes	26,362	(9,844)	5,394	52,350	73,931
Interest element of rentals charged to income (a)	92,108	87,174	84,894	82,879	80,042
Earnings as defined	$223,934	$129,860	$152,344	$254,951	$251,682

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest expense	$62,773	$57,672	$42,126	$33,439	$21,489
Interest element of rentals charged to income (a)	92,108	87,174	84,894	82,879	80,042
Fixed charges as defined	$154,881	$144,846	$127,020	$116,318	$101,531

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	1.45	0.90	1.20	2.19	2.48

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

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EXHIBIT 12.4

THE TOLEDO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED
STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$42,691	$(5,142)	$19,930	$86,283	$76,220
Interest and other charges, before reduction for amounts capitalized	62,773	57,672	42,126	33,439	21,489
Provision for income taxes	26,362	(9,844)	5,394	52,350	73,931
Interest element of rentals charged to income (a)	92,108	87,174	84,894	82,879	80,042
Earnings as defined	$223,934	$129,860	$152,344	$254,951	$251,682

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest expense	$62,773	$57,672	$42,126	$33,439	$21,489
Preferred stock dividend requirements	16,135	10,756	8,838	8,844	7,795
Adjustments to preferred stock dividends
to state on a pre-income tax basis	10,167	4,146	2,158	5,366	7,561
Interest element of rentals charged to income (a)	92,108	87,174	84,894	82,879	80,042
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$181,183	$159,748	$138,016	$130,528	$116,887
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	1.24	0.81	1.10	1.95	2.15

(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

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